                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                          ---------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                          WASHINGTON GAS LIGHT COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DISTRICT OF COLUMBIA AND VIRGINIA                            53-0162882
          (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                              1100 H STREET, N.W.
                              WASHINGTON, DC 20080
                                 (703) 750-4440
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           DOUGLAS V. POPE, SECRETARY
                          WASHINGTON GAS LIGHT COMPANY
                              1100 H STREET, N.W.
                              WASHINGTON, DC 20080
                                 (202) 624-6395
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ---------------------------
                                   COPIES TO:

                             JOHN H. BYINGTON, ESQ.
                             PILLSBURY WINTHROP LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NY 10004-1490

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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       TITLE OF EACH CLASS                 AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
          OF SECURITIES                    TO BE               OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
        TO BE REGISTERED                 REGISTERED             PER UNIT(1)               PRICE(1)                  FEE
---------------------------------------------------------------------------------------------------------------------------------
Unsecured Notes..................       $183,000,000                                    $183,000,000              $45,750
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

(1) Estimated solely for the purpose of calculating the registration fee.
                          ---------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT WILL BE USED AS A COMBINED PROSPECTUS IN CONNECTION WITH THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT NO. 333-79465. IN THIS CONNECTION, $67,000,000 PRINCIPAL AMOUNT OF WASHINGTON GAS LIGHT COMPANY SECURITIES REMAINING REGISTERED AND UNISSUED UNDER REGISTRATION STATEMENT NO. 333-79465 ARE BEING CARRIED FORWARD. THE AMOUNT OF THE FILING FEE ASSOCIATED WITH SUCH SECURITIES THAT WAS PREVIOUSLY PAID IS $16,750 WITH RESPECT TO REGISTRATION STATEMENT NO. 333-79465. WASHINGTON GAS LIGHT COMPANY MAY CONTINUE TO ISSUE SECURITIES UNDER REGISTRATION STATEMENT NO. 333-79465 UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
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

PROSPECTUS

[WASHINGTON GAS LOGO]
                                  $250,000,000

                          WASHINGTON GAS LIGHT COMPANY
                          MEDIUM-TERM NOTES, SERIES F

     The terms for each note that are not specified in this prospectus will be included in a pricing supplement. We will receive between $249,687,500 and $248,125,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $312,500 and $1,875,000. We may sell the notes at one or more times. Some or all of the following terms will apply to the notes:

     - Unsecured debt

     - Maturity nine months or more from date of issue

     - Priced at 100% of face value, unless otherwise specified

     - Fixed or floating interest rate. The floating interest rate formula may be based on:

-- Commercial paper rate         -- LIBOR
-- Prime rate                    -- Treasury rate
-- CD rate                       -- Another interest rate index
-- Federal funds effective rate

     - Book-entry form

     - Subject to redemption and repayment at our or at the holder's option

     - Interest paid on fixed rate notes on March 15 and September 15

     - Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually

     - Minimum denominations of $1,000, increased in multiples of $1,000

     WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PRICING SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
SALOMON SMITH BARNEY
         BANC ONE CAPITAL MARKETS, INC.
                   MERRILL LYNCH & CO.
                             UBS WARBURG
                                                THE WILLIAMS CAPITAL GROUP, L.P.

                    The date of this prospectus is --, 2001.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................    2
THE COMPANY.................................................    2
PRICING SUPPLEMENT..........................................    2
USE OF PROCEEDS.............................................    3
RATIO OF EARNINGS TO FIXED CHARGES..........................    3
DESCRIPTION OF THE NOTES....................................    3
  General...................................................    3
  Optional Redemption.......................................    3
  Repayment.................................................    4
  Book-Entry Notes -- Registration, Transfer, and Payment of
     Interest and Principal.................................    5
  Book-Entry Notes -- Method of Repayment...................    7
  Interest Rate.............................................    7
     General................................................    7
     Fixed Rate Notes.......................................    7
     Floating Rate Notes....................................    7
  Events of Default.........................................   12
  Remedies..................................................   13
  Covenants, Consolidation, Merger, etc.....................   13
  Modification of Indenture.................................   13
  Defeasance................................................   15
  Regarding the Indenture Trustee...........................   15
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES..............   15
  United States Holders.....................................   15
  Non-United States Holders.................................   18
  Backup Withholding........................................   19
PLAN OF DISTRIBUTION........................................   20
LEGAL OPINIONS..............................................   20
EXPERTS.....................................................   20
GLOSSARY....................................................   21

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from our web site at http://www.washgas.com or at the SEC web site at http://www.sec.gov. This prospectus is part of a registration statement we filed with the SEC.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all the notes:

- Our Annual Report on Form 10-K for the year ended September 30, 2000;

- The Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 of WGL Holdings, Inc. and Washington Gas Light Company as co-registrants; and

- Current Reports on Form 8-K filed October 16, 2000, October 20, 2000, October 25, 2000, November 1, 2000, November 17, 2000 (as amended on Form 8-K/A, dated November 30, 2000), December 15, 2000, February 26, 2001, March 14, 2001,
  March 22, 2001 and March 23, 2001.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

We are a public utility that delivers natural gas through a 23,000-mile distribution system to over 892,000 customers. Our service territory covers more than 6,600 square miles, has a population estimated at 4.6 million people, and includes the City of Washington, DC, the surrounding suburbs in Maryland and Virginia, and a portion of the Shenandoah Valley in Virginia. We have been engaged in the gas distribution business for more than 150 years, having been originally incorporated by an Act of Congress in 1848. We became a domestic corporation of the Commonwealth of Virginia in 1953 and a corporation of the District of Columbia in 1957.

We became a wholly owned subsidiary of WGL Holdings, Inc. on November 1, 2000. WGL Holdings, Inc. also owns a group of diversified retail businesses that include natural gas and power marketing, consumer financing, and residential and commercial heating, ventilating, and air conditioning service.

Our address is Washington Gas Light Company, 1100 H Street, N.W., Washington, DC 20080, telephone (703) 750-4440.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update, or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of these notes for three primary purposes:

- for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements, and retirement of short-term debt;

- the refunding of maturing long-term debt; and

- the advance refunding of higher-coupon long-term debt as market conditions permit.

If we use the proceeds to refund long-term debt, the particulars of that debt will be set forth in a pricing supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the twelve-month period ended each date is as follows:

PERIOD ENDED  RATIO (TIMES)
------------  -------------
  9/30/96         5.3x
  9/30/97         4.8x
  9/30/98         3.9x
  9/30/99         3.9x
  9/30/00         4.0x
  12/31/00        4.3x*

* Reflects consolidated earnings and fixed charges of us and our former subsidiaries from January 1, 2000 through October 31, 2000, plus the earnings and fixed charges of us alone after the November 1, 2000 effective date of the restructuring.

For current information on the ratio of earnings to fixed charges, please see our most recent Form 10-K and Form 10-Q. See Where You Can Find More Information.

DESCRIPTION OF THE NOTES

GENERAL

We will issue the notes under an indenture dated September 1, 1991, and supplemented on September 1, 1993, between The Bank of New York, as Trustee, and us. This prospectus briefly outlines some of the indenture provisions. Additional information on these provisions is available in the indenture and its supplement that we filed with the SEC. See Where You Can Find More Information to learn how to locate the indenture and its supplement. The indenture and its supplement may also be reviewed at the Trustee's offices at 101 Barclay Street, New York, NY.

The indenture does not limit the amount of notes that we may issue. Each series of notes may have different terms. For current information on our debt outstanding, see our most recent Form 10-K and Form 10-Q. See Where You Can Find More Information.

The notes are unsecured and will rank equally with all our unsecured and non-subordinated indebtedness, unless the notes are themselves subordinated. As of December 31, 2000, no secured bonds were outstanding under our Mortgage and Deed of Trust, dated January 1, 1933.

The indenture for these unsecured notes provides that we will not issue any new bonds under our Mortgage and Deed of Trust without ensuring that all of our unsecured notes are secured equally with the debt secured by that Mortgage and Deed of Trust.

The notes will be denominated in U.S. dollars and principal and interest are payable in U.S. dollars. We anticipate that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company ("DTC") or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders.

In the discussion that follows, all references to paying principal on the notes mean at maturity, redemption, or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are Eastern times, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note.

OPTIONAL REDEMPTION

The notes will not be subject to any sinking fund. The notes may be redeemable at our option prior to the stated maturity only if a redemption commencement date is specified in the applicable note and pricing supplement. If so specified, the notes will be subject to redemption at our option on any date on and after the applicable redemption commencement date, in whole or from time to time in part, in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other denomination), at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a make-whole spread as specified in the applicable pricing supplement, plus in each case accrued interest thereon to the date of redemption (the "Make-Whole Premium"), except as otherwise specified in the applicable pricing supplement.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

"Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

"Reference Treasury Dealer" means each of three primary U.S. Government securities dealers selected by us at our discretion; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Notes may be redeemed in whole or in part in increments of $1,000 upon no more than 60 and not less than 30 days prior notice. If we do not redeem all the notes of a series or tranche at one time, the Trustee will select the notes to be redeemed by lot, pro rata. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

REPAYMENT

We may sell notes that give you the right to cause us to repurchase them prior to their stated maturity date, in whole or from time to time in part as specified in the applicable note and pricing supplement. A registered holder's exercise of the repayment option will be irrevocable. See Book-Entry
Notes -- Method of Repayment below for a thorough discussion.

BOOK-ENTRY NOTES -- REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND
PRINCIPAL

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, DTC, New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

- a limited-purpose trust company organized under the New York Banking Law;

- a "banking organization" within the meaning of the New York Banking Law;

- a member of the Federal Reserve System;

- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

- a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as the "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

- DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes, or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be registered, and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

- we determine, in our sole discretion, not to have notes represented by one or more global notes; or

- an event of default under the indenture has occurred and is continuing with respect to the notes;

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certified form registered in the names that the depositary directs. We expect that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

BOOK-ENTRY NOTES -- METHOD OF REPAYMENT

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise any repayment option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repayment. The paying agent must receive notice by 5:00 p.m. Eastern time on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repaid will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repaid. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

INTEREST RATE

General

A glossary is provided at the end of this prospectus which defines the capitalized words used in the following discussion about the interest rates payable on the notes.

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the interest payment date, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Fixed Rate Notes

If we issue fixed rate notes, the pricing supplement will designate the fixed rate of interest payable on the note. Interest will be paid March 15 and September 15, and upon maturity, redemption or repurchase. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. The record dates for such notes will be March 1 (for interest to be paid on March 15) and September 1 (for interest to be paid on September 15). Interest payments will be the amount of interest accrued to, but excluding, each March 15 and September 15. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

General

Each floating rate note we issue will have an interest rate formula. The formula may be based on:

- the commercial paper rate;

- the prime rate;

- the CD rate;

- the federal funds effective rate;

- the LIBOR;

- the Treasury rate; or

- another interest rate index.

A pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

Date of Interest Rate Change. The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

- for notes which reset daily, each Business Day;

- for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

- for Treasury rate notes which reset weekly, the Tuesday of each week;

- for notes which reset monthly, the third Wednesday of each month;

- for notes which reset quarterly, the third Wednesday of March, June, September and December;

- for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

- for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

The initial interest rate, interest rate formula or manner in which interest will be determined on each note effective until the first Interest Reset Date will be shown in a pricing supplement. Thereafter, the interest rate will be the rate determined as of the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

When Interest Rate Is Determined. The Interest Determination Date for the Commercial Paper Rate, the Prime Rate and the Federal Funds Effective Rate will be the Business Day immediately preceding each Interest Reset Date. The Interest Determination Date for the CD Rate will be the second Business Day preceding each Interest Reset Date. The Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date.

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

When Interest Is Paid.  Interest is paid as follows:

- for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

- for notes which reset quarterly, on the third Wednesday of March, June, September, and December;

- for notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

- for notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement; and

- at maturity, redemption or repurchase.

If any interest payment date (other than an interest payment date occurring at maturity) is not a Business Day, then the interest payment date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the interest payment date will be the immediately preceding Business Day. If any date of maturity, redemption or repurchase falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid.

The record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day unless otherwise indicated on the pricing supplement.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date or date of maturity, redemption or repurchase, as the case may be.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes, in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in a pricing supplement.

"Commercial Paper Rate" means, with respect to any Interest Determination Date for a commercial paper rate note, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper -- Nonfinancial."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity as published in H.15(519) Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial."

- If that rate is not published in H.15(519) Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on that Calculation Date, then the Commercial Paper Rate for that Interest Determination Date will then be calculated by the Calculation Agent as the Money Market Yield of the average for the offered rates, as of 11:00 a.m. Eastern time on that date, of three leading dealers of U.S. dollar commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

- If fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in a pricing supplement.

"Prime Rate" means, with respect to any Interest Determination Date for a prime rate note, the rate set forth on such date in H.15(519) under the caption "Bank Prime Loan."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the rate on that Interest Determination Date as published in H.15(519) Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan."

- If that rate is not published in H.15(519) Daily Update prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the average of the rates of interest publicly announced by each bank that appear on the Reuters Screen US PRIME 1 Page as its prime rate or base lending rate as in effect as of 11:00 a.m. Eastern time on that Interest Determination Date.

- If fewer than four, but more than one, rates appear on the Reuters Screen US PRIME 1 Page by 3:00 p.m. Eastern time on the related Calculation Date, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on that Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent.

- If the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

CD Rate Notes

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in a pricing supplement.

"CD Rate" means, with respect to any Interest Determination Date for a CD rate note, the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in a pricing supplement as published in H.15(519) under the caption "CDs (secondary market)."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the CD Rate will be the rate on that Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity as published in H.15(519) Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)."

- If that rate is not published in H.15(519) Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on the Calculation Date, then the CD Rate for that Interest Determination Date will be calculated by the Calculation Agent as the average of the secondary market offered rates, as of 10:00 a.m. Eastern time on that date of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

- If fewer than three dealers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Effective Rate Notes

Each federal funds effective rate note will bear interest at the rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds effective rate note and in a pricing supplement.

"Federal Funds Effective Rate" means, with respect to any Interest Determination Date for a federal funds effective rate note, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Telerate Page 120.

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) or does not appear on Telerate Page 120 prior to 3:00 p.m. Eastern time on the Calculation Date, then the Federal Funds Effective Rate will be the rate on that Interest Determination Date for U.S. dollar federal funds as published in H.15(519) Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)."

- If that rate is not published in H.15(519) Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on that Calculation Date, then the Federal Funds Effective Rate for that Interest Determination Date will be calculated by the Calculation Agent as the average of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the Calculation Agent prior to 9:00 a.m. Eastern time on that Interest Determination Date.

- If fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in a pricing supplement.

The Calculation Agent will determine LIBOR as follows:

With respect to any Interest Determination Date for LIBOR notes, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement beginning on the related interest reset date that appears on the Telerate Page 3750 as of 11:00 a.m. London time on that date.

In the case where fewer than two offered rates or no rate appears on the Telerate Page 3750, LIBOR for that Interest Determination Date will be determined based on the rates at approximately 11:00 a.m. London time on that Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major reference banks in the London interbank market selected by the Calculation Agent for a single transaction in such market at such time (a "Representative Amount").

- The Calculation Agent will request the principal London office of each such bank to provide a quotation of its LIBOR rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

- If fewer than two offered quotations are provided, LIBOR will be the average of the rates quoted at approximately 11:00 a.m. Eastern time on that Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans of not less than $1,000,000 in U.S. dollars to leading European banks having the specified Index Maturity.

- If fewer than three banks are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in a pricing supplement.

"Treasury Rate" means, with respect to any Interest Determination Date for Treasury rate notes, the rate from the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement under the caption "Investment Rate" on Telerate Page 56 or Telerate Page 57.

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the rate for the applicable Treasury bills as published in H.15(519) Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

- If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury.

- If the results of the auction of Treasury bills are not so announced by the United States Department of the Treasury, or if no auction is held in a particular week, then the Treasury Rate will be the Bond Equivalent Yield of the rate on that Interest Determination Date of the applicable Treasury bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

- If that rate is not so published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the rate on that Interest Determination Date of the applicable Treasury bills as published in H.15(519) Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

- If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the average of the secondary market bid rates as of approximately 3:30 p.m. Eastern time, on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

- If fewer than three dealers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

EVENTS OF DEFAULT

"Event of Default" means one of the following:

1. failure to pay any interest on any note of any series within 60 days after it becomes due and payable;

2. failure to pay any principal of or premium on any note of any such series within three business days after it becomes due and payable;

3. failure to perform any other requirements in the notes, or in their indenture, for 60 days after notice of failure, either from the Trustee or from holders of 33% of the principal amount outstanding of notes in the series;

4. certain events of bankruptcy, insolvency or reorganization; and

5. any other event of default specified in the indenture for this series.

An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture.

REMEDIES

If an Event of Default shall have occurred and be continuing, then either the Trustee or the holders of at least 33% in principal amount of the affected series may require us to repay the entire principal amount of that series immediately. If more than one series is affected, then either the Trustee or the holders of at least 33% in principal amount of all these series, considered as one class, and not the holders of any one series, may require us to repay the entire amount of all the affected series.

If an Event of Default shall have occurred and be continuing, the holders of a majority in principal amount of the affected series will have the right to direct the time, method and place of conducting proceedings for any remedy, or the exercising of any power, available to the Trustee. If more than one series is affected, the holders of a majority in aggregate principal amount of the outstanding notes of all such series, considered as one class, will have that right. No such direction may be in conflict with any rule of law or with the indenture, and must not involve the Trustee in personal liability in circumstances where reasonable indemnity could not be adequate. The Trustee may take any other action it deems proper that is not inconsistent with such direction.

The right of a holder to institute a proceeding is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment.

The Trustee must, within 90 days after the occurrence of any default, give the affected note holders notice of any default known to it, unless the default is cured or waived. However, if the default is in the payment of principal, premium, or interest, the Trustee may withhold such notice if the Trustee determines that doing so is in the holders' best interest. Furthermore, if the Event of Default is as specified in item 3 under "Events of Default," no notice shall be given to holders until at least 75 days after the event occurs.

We will be required to furnish annually to the Trustee a statement as to our performance of certain obligations under the indenture and as to any default in such performance.

COVENANTS, CONSOLIDATION, MERGER, ETC.

We will keep the property that we use in our business in good working order, and will improve it as necessary to conduct our business properly. Except as described in the next paragraph, we will also maintain our corporate existence, rights, and franchises necessary to conduct our business properly.

We will neither consolidate with or merge into any other corporation, nor transfer or lease our property as an entirety to any other entity, unless the following conditions are met:

- the successor corporation or acquiring entity expressly assumes, by supplemental indenture, the responsibility for punctual payment of the principal, premium, and interest on all the indenture securities and the performance of all of our covenants under the indenture;

- immediately after the transaction no Event of Default, and nothing that could become an Event of Default after notice and lapse of time, will have occurred and be continuing; and

- we will have delivered to the Trustee a legal opinion as provided for in the indenture.

MODIFICATION OF INDENTURE

We may, without the consent of any holders, enter into one or more supplemental indentures with the Trustee for any of the following purposes:

- to evidence succession and the assumption by the successor of our covenants in the indenture and the notes;

- to add to the covenants for the benefit of the holders of all or any series of notes, or to surrender any right or power given us by the indenture;

- to add any additional Events of Default with respect to all or any series of notes outstanding under the indenture;

- to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will materially and adversely affect the interests of the holders of notes of any such series, elimination or addition will become effective only when there are no notes of such series remaining outstanding under the indenture;

- to provide collateral security for the notes issued under the indenture;

- to establish the form or terms of any series of notes as permitted by the indenture;

- to evidence and provide for the acceptance of appointment of an additional or successor trustee;

- to provide for the procedures required to permit the use of a noncertificated system of registration for any series of notes;

- to change any place where (1) the principal, premium, if any, and interest, are payable, (2) notes may be surrendered for registration of transfer, (3) notes may be surrendered for exchange and (4) notices and demands on us may be served; or

- to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of notes of any series in any material respect.

Without limiting what we have said before, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture, we and the Trustee may, without your consent, enter into one or more supplemental indentures to effect or reflect the changes.

The consent of the holders of not less than a majority in principal amount of the indenture notes of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the current indenture, pursuant to a new indenture or supplemental indenture. However, if less than all of the series outstanding under the indenture are directly affected by a supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the notes of all series so directly affected, considered as one class, will be required. Furthermore, if the notes of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holders of notes of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding notes of all tranches so directly affected, considered as one class, shall be required.

In no case will we, without your consent, do any of the following:

- change the stated maturity, any installment of principal, or the rate of interest on (or the amount of any installment of interest on) any note, or reduce its principal or redemption premium, or change the amount payable upon acceleration of a discount note or method of calculating its rate of interest, or otherwise modify certain terms of payment of its principal, interest or premium,

- reduce the percentage in principal amount of the notes outstanding under such series required to consent to any supplemental indenture or waiver under the current indenture or to reduce the requirements for quorum and voting, or

- modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture that changes or eliminates any covenant or other provision of the current indenture solely for the benefit of one or more particular series shall not affect the rights of any other note holders.

DEFEASANCE

For purposes of the indenture, we are allowed to repay our debt of any series by depositing money or Government Obligations (as described in the indenture) sufficient to pay, when due, the principal, premium, and interest due on the notes.

Before we can defease any notes, we are obligated to obtain a legal opinion that the defeasance will be tax free to the holders of the notes.

REGARDING THE INDENTURE TRUSTEE

The Bank of New York, our Trustee for the notes and for our secured debt, extends credit to us, along with other banks, under revolving credit agreements. The Bank of New York also serves as transfer agent and registrar for our preferred stock and for the common stock of our parent company, WGL Holdings, Inc.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

This section describes the material United States federal income and estate tax consequences of the acquisition and disposition of notes as of the date hereof. Except where noted, this section deals only with notes held as capital assets by initial purchasers, excluding those in special situations, such as dealers in securities, financial institutions, individual retirement or other tax-deferred accounts, tax-exempt organizations, insurance companies, persons who will hold notes as a hedge against currency risk, persons who will hold notes as part of a straddle with other investments or who have otherwise hedged the risk of ownership of the notes, or United States Holders (as defined below) whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

UNITED STATES HOLDERS

As used herein, a "United States Holder" of a note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. A "Non-United States Holder" is a holder of a note who does not meet any of the criteria for United States Holders.

Payments of Interest. Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes.

Original Issue Discount. A note will be treated as having been issued with "original issue discount" ("OID") if the excess of its "stated redemption price at maturity" over its "issue price" (for these purposes the first price at which a substantial amount of the notes are sold to the public) equals or exceeds a de minimus amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity). (Notes issued with OID shall be referred to as "OID notes.") For this purpose, "stated redemption price at maturity" means the sum of all payments under the notes other than "qualified stated interest" payments. In general, "qualified stated interest" includes stated interest that is unconditionally payable at least annually at a single fixed rate or, in the case of a note that is a "variable rate debt instrument" at a single "qualified floating rate" or "objective rate."

In general, a note will be a "variable rate debt instrument" only if (i) the issue price of the note does not exceed its principal amount by more than the lesser of (a) 15 percent of the principal amount and (b) 1.5 percent of the principal amount multiplied by the number of complete years to maturity and (ii) the interest rate on the instrument is comprised of one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate (each as defined in applicable regulations). (Qualified stated interest also includes interest calculated at certain other variable rates on variable rate debt instruments.)

A multiple of a variable rate does not constitute a qualified floating rate unless it is a fixed multiple that is greater than 0.65 but not more than 1.35, or is the product of a floating rate and such a fixed multiple increased or decreased by a fixed rate. Similarly, a variable rate does not constitute a qualified floating rate if it is subject to a cap, floor or governor unless such device: (1) is fixed throughout the term of the debt instrument or (2) is not reasonably expected as of the issue date to cause the yield of the debt instrument to be significantly less or more, as the case may be, than the expected yield determined without such device.

Unless the notes are issued with stated interest that is entirely qualified stated interest, all payments or portions of payments of stated interest that do not constitute qualified stated interest are treated as a part of the stated redemption price at maturity of the notes. Any such notes may therefore possess OID subject to the consequences described herein, even if the issue price of the notes equals (or exceeds) the principal amount of such notes.

United States Holders are required to include OID in income in advance of the receipt of some or all of the related cash payments. For OID notes having a term in excess of one year, OID will be included in income currently as interest as it accrues over the life of the note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity. Under this formula, United States Holders must include in income increasingly greater amounts of OID in successive accrual periods.

We are required to report the amount of OID accrued on OID notes held of record by persons other than corporations and other exempt holders; however, the amount reported by us may not equal the amount of OID required to be included in income by a holder that is not an initial purchaser of the notes or that does not purchase the notes at their issue price.

In the event that we determine to issue notes that are OID notes (including certain notes not denominated in U.S. dollars or providing for contingent payments) and the United States federal income tax consequences of such features would be material to United States Holders, notice thereof and additional information will be provided in the appropriate supplement hereto.

Short-Term Notes. In the case of notes with a maturity of not more than one year ("short-term notes"), all payments (including all stated interest however calculated) will be included in the stated redemption price at maturity and, thus, United States Holders will be taxable on OID in lieu of stated interest. Accrual method United States Holders and certain other United States Holders, including banks and dealers in securities, are required to include OID on a short-term note in income as it accrues either on a straight-line basis or, if the holder so elects, under the constant yield method. In general, individuals and other cash method United States Holders are not required to include OID in income as it accrues unless they elect to do so. In the case of an individual or cash method holder who does not elect to include OID on a short-term note in income as it accrues, however, any gain realized on the disposition of a short-term note will be treated as ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, on a constant yield basis). Furthermore, such a non-electing holder will be required to defer deductions for a portion of the holder's interest expenses attributable to any indebtedness incurred or maintained to purchase or carry such short-term notes, in an amount not exceeding the deferred interest income, until the deferred interest income is recognized. In the case of a holder who includes OID on a short-term note in income as it accrues, the amount so included will be added to the holder's tax basis in the short-term note.

Market Discount. A note, other than a short-term note, generally will be treated as purchased at a market discount (a "market discount note") if the note's stated redemption price at maturity or, in the case of an OID note, the note's "revised issue price," exceeds the amount for which the United States Holder purchased the note by at least 0.25 percent of the note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. If this excess is not sufficient to cause the note to be a market discount note then the excess constitutes "de minimis market discount." For this purpose, the "revised issue price" of a note generally equals its issue price, increased by the amount of any OID that has accrued on the note.

Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the note. Alternatively, a United States Holder may elect to include market discount in income currently over the life of the note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "IRS"). A United States Holder that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a market discount note that is in excess of the interest and OID on the note includible in the United States Holder's income to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the market discount note was held by the United States Holder.

Market discount on a market discount note will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount under a constant-yield method. Such an election shall apply only to the note with respect to which it is made and is irrevocable.

Election to Treat All Interest as OID. Subject to certain limitations, United States Holders (including holders that are not initial purchasers) may elect to include all interest that accrues on a note by using the constant yield method. For this purpose, "interest" includes OID (including OID on short-term notes and de minimis OID), market discount (including de minimis market discount) and stated interest (as such may be adjusted by amortization of premium and acquisition premium, see "Amortization of Premium" below). If the holder so elects with respect to a note that has been purchased at a premium (as opposed to merely an acquisition premium), this election is also treated as an election under the amortizable bond premium provisions, described below, and the electing holder will be required to amortize bond premium currently for all his other debt instruments with amortizable bond premium. This election is to be made in the taxable year in which the holder acquired the note and may not be revoked without the consent of the Internal Revenue Service ("IRS"). If the election to apply the constant-yield method to all interest on a note is made with respect to a market discount note, the electing United States Holder will be treated as having made the election discussed above under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by the United States Holder. United States Holders should consult their advisors concerning the propriety and consequences of this election.

Amortization of Premium. A note may be considered to have been issued at a "premium" to the extent that the United States Holder's tax basis in the note immediately after purchase exceeds the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date. A holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the note. For any note that is a "variable rate debt instrument," amortization is implemented by constructing an "equivalent fixed rate instrument," as provided in applicable regulations. The amount amortized in any year reduces both the holder's adjusted tax basis in the note and interest income from the note. Any excess bond premium allocable to an accrual period is deductible by the holder for that accrual period. The amount deductible, however, is limited by the amount of the holder's prior income inclusions on the instrument, and any excess is carried forward to the next accrual period. In addition, in the case of instruments that have alternative payment schedules that are predicated on the unilateral exercise of an option by the issuer or the holder, the amount of bond premium that is amortizable in an accrual period is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. Thus, a holder may be required to amortize bond premium by reference to the stated maturity, even if it appears likely that the note will be called. Certain rules apply if such contingency occurs or fails to occur contrary to the assumption utilized. Unamortized premium will decrease the gain or increase the loss otherwise recognized on disposition of the note.

Acquisition Premium. A note purchased for an amount that exceeds its adjusted issue price but not the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date possesses "acquisition premium." In that event, and assuming the United States Holder has made an election to treat all interest as OID as described above, the amount of OID otherwise includable on the note will be reduced over the term of the note through amortization of the acquisition premium. Alternatively, a United States Holder may elect to compute OID accruals by using the holder's purchase price, rather than the issue price, using the constant yield method for accruing the discount. Such an election may not be revoked unless approved by the IRS.

Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding amounts attributable to accrued but unpaid interest) and the adjusted tax basis of the note. A United States Holder's tax basis in a note will, in general, equal the United States Holder's cost for the note, increased by OID or market discount included in income and reduced by any amortized premium and any payments on the note other than qualified stated interest payments. Except as otherwise described under "Short-Term Notes," above, and except to the extent of any accrued market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss for notes held for more than one year at the time of disposition. Long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. A United States Holder's ability to offset capital losses against ordinary income is limited.

NON-UNITED STATES HOLDERS

Except for certain banks, Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on any note provided that (1) the interest income is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to the company through stock ownership, (3) the Non-United States Holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote and (4) the Non-United States Holder provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-United States Holder in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a Non-United States Holder.

A Non-United States Holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless (i) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to United States federal income tax on a net income basis as applicable to United States Holders generally (unless an applicable tax treaty provides otherwise) or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. In the case of a Non-United States Holder that is a corporation and that receives interest that is effectively connected with the conduct of a United States trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is qualified resident of a country with which the United States has an income tax treaty.

To claim the benefit of a tax treaty or to claim exemption from withholding because interest received is effectively connected with a United States trade or business, the Non-United States Holder must provide the appropriate, properly executed IRS form prior to payment of interest. These forms must be periodically updated. Also, a Non-United States Holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

A Non-United States Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless (i) the gain is effectively connected with the conduct of a United States trade or business by the Non-United States Holder (unless an applicable income tax treaty provides otherwise) or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

An individual holder of a note who is not a citizen or resident of the United States at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING

In general, payments of principal, premium (if any) and interest (including OID) on the notes held by certain non-corporate United States Holders and the proceeds of a disposition of such notes may be subject to United States information reporting requirements. Such payments also may be subject to United States backup withholding at a rate of 31% if the United States Holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and is not subject to backup withholding. An individual's taxpayer identification number is his or her social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the IRS where applicable. Non-United States Holders generally are exempt from information reporting and backup withholding provided, if necessary, they demonstrate their qualification for exemption.

THE UNITED STATES FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER

TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are offering the notes on a continuous basis through Salomon Smith Barney Inc., Banc One Capital Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Warburg LLC and The Williams Capital Group, L.P. (the "Agents"), who have agreed to use reasonable best efforts to solicit purchases of the notes. Initial purchasers may propose certain terms of the notes, but we will have the sole right to accept offers to purchase notes and may reject proposed purchases in whole or in part. Each Agent will also have the right, in its discretion reasonably exercised and without notice to us, to reject any proposed purchase of notes in whole or in part. We will pay each Agent a commission ranging from .125% to .750% of the principal amount of notes sold through such Agent, depending upon stated maturity or the effective maturity as dictated by combinations of options or other provisions found in the pricing supplement. Commissions on notes with a stated maturity or effective maturity greater than 30 years will be negotiated at the time of sale.

We may sell notes directly to investors on our own behalf. In these cases, no commission or discount will be paid or allowed. In addition, we may accept (but not solicit) offers from additional agents for the sale of particular notes; provided that any such solicitation and sale of notes shall be on terms substantially similar (including the same commission schedule) as agreed to by the Agents. Such additional agents will be named in the applicable pricing supplement.

We may also sell notes to an Agent as principal. Unless otherwise specified in an applicable pricing supplement, any note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof, less a percentage equal to the commission applicable to an agency trade of identical stated maturity. Notes may be resold by an Agent to investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by such Agent at the time of sale, or may be sold to certain dealers as described below. After the initial public offering of notes to be resold to investors or other purchasers, the public offering price (in the case of notes to be resold at a fixed offering price), the concession and discount may be changed. In addition, any Agent may sell notes to any dealer at a discount and, unless otherwise specified in an applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us.

No note will have an established trading market when issued. The notes will not be listed on any securities exchange. The Agents may make a market in the notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that the notes will be sold.

Each Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof. Each of the Agents and certain of their affiliates engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the legality of the notes offered hereby will be passed upon for us by John K. Keane, Jr., Esq., our Senior Vice President and General Counsel. The legality of any notes will be passed upon for the Agents, underwriters or dealers by Pillsbury Winthrop LLP, New York, NY.

EXPERTS

The audited financial statements and schedule for the fiscal year ended September 30, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

GLOSSARY

Set forth below are definitions of some of the terms used in this prospectus.

"BOND EQUIVALENT YIELD" is the yield (expressed as a percentage) calculated in accordance with the following formula:

                            D X N
Bond Equivalent Yield =  -----------  X 100
                         360 - (D X M)

where "D " refers to the per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal; "N " refers to 365 or 366, as the case may be; and "M" refers to the actual number of days in the period for which interest is being calculated.

"BUSINESS DAY" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in Washington, DC, or in New York, NY, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Banking Day").

"CALCULATION AGENT" means the entity chosen by us to perform the duties related to interest rate calculation and resets for floating rate notes.

"CALCULATION DATE" means the date by which the Calculation Agent calculates an interest rate for a floating rate note, which will be the earlier of:

- the tenth calendar day after the related Interest Determination Date or, if such day is not a Business Day, the next Business Day; or

- the Business Day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

With respect to LIBOR, however, the Calculation Date will be the Interest Determination Date for LIBOR notes.

"H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

"H.15(519) Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/ releases/h15/ update or any successor site or publication.

"INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

"INTEREST DETERMINATION DATE" means the date as of which the interest rate for a floating rate note is to be determined, to be effective as of the following Interest Reset Date and calculated by the related Calculation Date (except in the case of LIBOR which is calculated on the related Interest Determination
Date).

"INTEREST RESET DATE" means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

"MONEY MARKET YIELD" is the yield (expressed as a percentage) calculated in accordance with the following formula:

                       DX360
Money Market Yield=  ----------  X100
                     360-(DXM)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

"REUTERS SCREEN US PRIME 1 PAGE" means the display designated as page US PRIME 1 on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service or any successor service).

"SPREAD" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

"SPREAD MULTIPLIER" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

"TELERATE PAGE 56," "TELERATE PAGE 57," "TELERATE PAGE 120" and "TELERATE PAGE 3750" mean, respectively, the displays designated as page "56," "57," "120," or "3750" on Bridge Telerate, Inc. (or such other page as may replace page 56, page 57, page 120 or page 3750, as the case may be, on that service or any successor service).

                             [WASHINGTON GAS LOGO]

                                  $250,000,000

                          MEDIUM-TERM NOTES, SERIES F

                                ---------------

                                   PROSPECTUS
                                      , 2001

                                ---------------

                              SALOMON SMITH BARNEY
                         BANC ONE CAPITAL MARKETS, INC.
                              MERRILL LYNCH & CO.
                                  UBS WARBURG
                        THE WILLIAMS CAPITAL GROUP, L.P.

 You should rely only on the information contained or incorporated by reference in this prospectus and any pricing supplement. We have not authorized anyone to provide you with different information.

  We are not offering the notes in any state where the offer is not permitted.

   We do not claim the accuracy of the information in this prospectus and any pricing supplement as of any date other than the dates stated on their respective covers.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                            ITEM                               AMOUNT
                            ----                               ------
Registration Fee............................................  $ 45,750
* Printing..................................................    20,000
* Trustee Fees..............................................     3,000
* Legal Fees and Expenses...................................    50,000
* Accounting Fees...........................................    12,500
* Rating Agency Fees........................................   177,750
* Other.....................................................    57,500
                                                              --------
          Total:                                              $366,500
                                                              ========

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND GENERAL COUNSEL.

     On June 27, 1973, the Board of Directors adopted a change in the Bylaws of the Company to include indemnification of an officer or director in order to indemnify each against expenses, judgments, fines or amounts paid in settlement in the case of actions, suits or proceedings (but expenses only in the case of a suit by or in the right of the Company) by reason of being a director or officer, if action was taken in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company.

     The Company carries a policy of insurance which, among other things, provides for payment to the Company of sums expended pursuant to the Company's Bylaws and indemnification for liability of officers, directors and the general counsel.

ITEM 16.  EXHIBITS.

Exhibits filed herewith:

EXHIBIT
  NO.     DESCRIPTION OF EXHIBITS
-------   -----------------------
                                   Form of Distribution Agreement (to be filed at a later
1                    --            date).
5                    --            Opinion of John K. Keane, Jr., Esquire.
23 (a)               --            Consent of Arthur Andersen LLP.
                                   Consent of John K. Keane, Jr., Esquire (included in Exhibit
23 (b)               --            No. 5).
24                   --            Power of Attorney and Certified Board Resolutions.
                                   Statement of Eligibility and Qualification of the Trustee
25                   --            for the Unsecured Notes on Form T-1.

Exhibits incorporated herein by reference:

                                                          REGISTRATION
EXHIBIT                                                   STATEMENT NO.             EXHIBIT
  NO.           DESCRIPTION OF EXHIBIT                   OR OTHER FILING              NO.
-------         ----------------------                   ---------------            -------
  3.1     Charter of the Company               Form S-3 dated July 21, 1995 File
                                               No. 033-61199......................  3
  3.2     Bylaws of the Company                Form 10-K for the year ended
                                               September 30, 2000, File No.
                                               1-1483.............................  3
  4.1     Indenture dated Sept. 1, 1991        Form 8-K dated September 9, 1991 in
          between the Company and The Bank of  File No. 1-1483....................  4
          New York
  4.2     Supplemental Indenture to Indenture  Form 8-K dated September 1, 1993 in
          dated Sept. 1, 1993 between the      File No. 1-1483....................  4
          Company and The Bank of New York
  4.3     Form of Indenture for the Unsecured  Form 8-K dated September 19, 1991
          Notes                                in File No. 1-1483.................  4.1
  4.4     Form of Unsecured Notes              Form 8-K dated September 19, 1991
                                               in File No. 1-1483.................  4.2/4.3
 12.1     Computation of Ratio of Earnings to  Form 10-K for the year ended
          Fixed Charges for the Fiscal Years   September 30, 2000, File No.
          Ended September 30, 2000, 1999,      1-1483.............................  12.0
          1998, 1997, and 1996
 12.2     Computation of Ratio of Earnings to  Form 10-Q for the quarter ended
          Fixed Charges for the 12 Months      December 31, 2000 of WGL Holdings,
          Ended December 31, 2000              Inc. and Washington Gas Light
                                               Company as co-registrant. File No.
                                               1-1483.............................  99.2

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, including (but not limited to) any addition or deletion of a managing underwriter (other than as provided in the instruction to Item 512(a)(1) of Regulation S-K);

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED TO SIGN, IN THE CITY OF WASHINGTON, DISTRICT OF COLUMBIA, ON THE 10(TH) DAY OF APRIL 2001.

                                          WASHINGTON GAS LIGHT COMPANY

                                          By:     /s/ FREDERIC M. KLINE
                                            ------------------------------------
                                             (FREDERIC M. KLINE, VICE PRESIDENT
                                                AND CHIEF FINANCIAL OFFICER)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                       NAMES                                       TITLE                      DATE
                       -----                                       -----                      ----

                         *                           Chairman of the Board, President,   April 10, 2001
---------------------------------------------------   and Chief Executive Officer and
          (JAMES H. DEGRAFFENREIDT, JR.)                          Director

               /s/ FREDERIC M. KLINE                 Vice President and Chief Financial  April 10, 2001
---------------------------------------------------               Officer
                (FREDERIC M. KLINE)                    (Principal Financial Officer)

                         *                                       Controller              April 10, 2001
---------------------------------------------------    (Principal Accounting Officer)
              (ROBERT E. TUORINIEMI)

                         *                                        Director               April 10, 2001
---------------------------------------------------
                (MICHAEL D. BARNES)

                         *                                        Director               April 10, 2001
---------------------------------------------------
             (DANIEL J. CALLAHAN, III)

                         *                                        Director               April 10, 2001
---------------------------------------------------
             (G. PATRICK CLANCY, JR.)

                         *                                        Director               April 10, 2001
---------------------------------------------------
                (MELVYN J. ESTRIN)

                         *                                        Director               April 10, 2001
---------------------------------------------------
                  (DEBRA L. LEE)

                         *                                        Director               April 10, 2001
---------------------------------------------------
                 (PHILIP A. ODEEN)

              *By: FREDERIC M. KLINE
---------------------------------------------------
                (FREDERIC M. KLINE,
                 ATTORNEY IN FACT)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
1            --  Form of Distribution Agreement
                 (to be filed at a later date).
5            --  Opinion of John K. Keane, Jr., Esquire.
23 (a)       --  Consent of Arthur Andersen LLP
23 (b)       --  Consent of John K. Keane, Jr., Esquire
                 (included in Exhibit No. 5).
24           --  Power of Attorney and Certified Board Resolutions.
25           --  Statement of Eligibility and Qualification of the Trustee
                 for the Unsecured Notes on Form T-1.